CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1, of our report dated August 6, 2009, of Prime Estates & Developments, Inc. relating to the financial statements as of July 31, 2009 and for the period from inception to July 31, 2009, and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas

January 26, 2010